Exhibit (h)(6)
First Focus
Form 6v4
OPERATING AGREEMENT
     This Agreement is made as of April 17, 2006, between Charles Schwab & Co., Inc. (“Schwab”), a California corporation, and each registered investment company executing this Agreement (“Fund Company”), on its own behalf and on behalf of each of its series or classes of shares listed on Schedule I (“Fund(s)”), as amended from time to time. In the event there are no series or classes of shares listed on Schedule I, then the term “Fund” shall mean “Fund Company”.
     WHEREAS, Fund Company wishes to have shares of the Fund(s) available to investors for purchase and redemption through Schwab’s Mutual Fund Marketplace® (“MFMP”);
     WHEREAS, certain policies, procedures and information are necessary to enable the Fund(s) to participate in the MFMP; and
     WHEREAS, Schwab is willing to permit the Fund(s) to participate in its MFMP pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:
     1. Operating Procedures. Schwab will open an omnibus account (the “Account”) with each Fund through which it will purchase and redeem shares, settle transactions, reconcile transactions, obtain pricing, reinvest distributions and maintain records in accordance with the Operating Procedures set forth in Exhibit A hereto. In addition, the parties agree to transfer accounts, communicate with Fund shareholders and perform other obligations in accordance with the Operating Procedures.
     2. Qualification Requirements.
          a. Schwab will only place purchase orders for shares of a Fund on behalf of an MFMP investor whose account address recorded on Schwab’s books is in a state or other jurisdiction in which Fund Company has advised Schwab that, under applicable law, such Fund’s shares are either qualified for sale in that state or other jurisdiction or exempt from such qualification. Fund Company shall advise Schwab immediately (i) if any such qualification of shares is terminated, (ii) if Fund shares are not qualified, that any applicable exemption from such qualification is terminated, or (iii) if it wishes Schwab not to place purchase orders for a Fund on behalf of MFMP investors whose account addresses are in a particular state or other jurisdiction.
          b. Schwab will, upon request, (i) furnish Fund Company with monthly written statements of the number of shares of each Fund purchased on behalf of MFMP investors whose account addresses are in one or more states or other jurisdictions indicated by Fund Company or (ii) on a daily basis, transmit to an electronic database provider with whom Schwab has established effective systems interfaces information regarding the number of shares of each Fund purchased on behalf of MFMP investors whose account addresses are in each state for retrieval by Fund Company. Fund Company shall be responsible for all reasonable fees and other reasonable charges of such database provider in connection with Schwab’s transmission of such information to and Fund Company’s retrieval of such information from such database provider.
     3. Compliance Responsibilities.
          a. Fund Company is responsible for (i) the compliance of each prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising

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or marketing material of or relating to each Fund with all applicable laws, rules and regulations (except for advertising or marketing material prepared by Schwab that was not published or provided to Schwab by or on behalf of Fund Company or any Affiliate (defined below) or accurately derived from information published or provided by or on behalf of Fund Company or any Affiliate) (ii) the distribution and tabulation of proxies in accordance with all applicable laws, rules and regulations (except for such proxy related services provided by Schwab’s mailing agent), (iii) the registration or qualification of the shares of each Fund under all applicable laws, rules and regulations, and (iv) the compliance by Fund Company and each Affiliate of Fund Company, as that term is defined below, with all applicable laws, rules and regulations (including the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended), and the rules and regulations of each self-regulatory organization with jurisdiction over Fund Company or Affiliate, except to the extent that the failure to so comply by Fund Company or any Affiliate is caused by Schwab’s breach of this Agreement or its willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement. Fund Company’s responsibilities under Sections 3(a)(i) to 3(a)(iv) include, but are not limited to, compliance of Information published, distributed, or made available, and activities conducted through, the Internet and any other electronic medium. For purposes of this Agreement, an “Affiliate” of a person means (i) any person directly or indirectly controlling, controlled by, or under common control with, such person, (ii) any officer, director, partner, corporation, or employee of such person, and (iii) if such person is an investment company, any investment advisor thereof or any member of the advisory board thereof.
          b. In the event that the Account holds five percent (5%) or more of the outstanding Fund shares, Fund Company will be responsible for requesting Schwab to confirm its status as shareholder of record and to confirm whether any MFMP investor beneficially owns five percent (5%) or more of the outstanding Fund shares through its Schwab brokerage account. For this purpose, Fund Company shall indicate in its inquiry the number of Fund shares that equal five percent (5%) of outstanding Fund shares. Schwab shall promptly reply to any such inquiries.
          c. Schwab is responsible for Schwab’s compliance with all applicable laws, rules and regulations governing Schwab’s performance under this Agreement, except to the extent that Schwab’s failure to comply with any law, rule or regulation is caused by Fund Company’s breach of this Agreement, or its willful misconduct or negligence in the performance or failure to perform its obligations under this Agreement. Fund Company acknowledges and agrees that (i) as of the effective date of this Agreement as to any Fund, as set forth on Schedule I (the “Effective Date”), no provision In the prospectus or statement of additional information conflicts with Schwab’s obligations under this Agreement or imposes any obligations on Schwab not set forth in this Agreement, and (ii) after the Effective Date, Schwab will not be required to comply with any new or changed prospectus obligations unless the parties agree to amend this Agreement to include such obligation.
          d. Except as otherwise set forth in this Agreement, any communication, instruction or notice made pursuant to this Agreement may be made orally, provided that such oral communication is on a recorded telephone line or is promptly confirmed in writing by facsimile transmission. Schwab is entitled to rely on any communications, instructions or notices which it reasonably believes were provided to it by Fund Company, any Affiliate or their agents authorized to provide such communications, instructions or notices to Schwab. Fund Company is entitled to rely on any communications, instructions or notices it reasonably believes were provided to it by Schwab, or its agents authorized to provide such communications, instructions or notices to Fund Company.
          e. Except to the extent otherwise expressly provided in this Agreement, neither party assumes any responsibility hereunder, or will be liable to the other, for any

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damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.
          f. Fund Company; as to each Fund severally and not jointly, shall indemnify and hold harmless Schwab and each director, officer, employee and agent of Schwab from and against any and all losses, claims, liabilities and expenses (including reasonable attorney’s fees) (“Losses”) incurred by any of them arising out of (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any prospectus, registration statement, annual or other periodic report or proxy statement of the Fund or in any advertising or promotional material published or provided to Schwab by or on behalf of Fund Company or any Affiliate or accurately derived from information published or provided by or on behalf of Fund Company or any Affiliate, (ii) any violation of any law, rule or regulation relating to the registration or qualification of shares of the Fund, (iii) any breach by Fund Company of any representation, warranty or agreement contained in this Agreement, or (iv) any willful misconduct or negligence by Fund Company or a Fund in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by Schwab’s breach of this Agreement or its willful misconduct or negligence in the performance, or failure to perform, its obligations under this Agreement This Section 3(f) shall survive termination of this Agreement.
     4. Account Establishment and Maintenance Fees. Fund Company shall pay to Schwab such fees as are set forth on Schedule II to this Agreement to reimburse Schwab for its costs in establishing certain trading symbols and maintaining Account(s) for each Fund.
     5. Representations and Warranties
          a. Fund Company represents and warrants that:
               (i) Fund Company is in compliance with the conditions and qualifications set forth in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers Regulation, Inc. (“NASDR”), as amended from time to time (“Rule 2830”), which enable a member of the National Association of Securities Dealers, Inc. (“NASD”) to offer or sell shares of Fund Company;
               (ii) each Fund marked with an asterisk on Schedule I has no sales charge, as that term is defined in Rule 2830, and, if such Fund has a distribution or shareholder servicing plan maintained or adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”), such Fund’s Rule 12b-1 Plan does not exceed 25 basis points per annum; and
               (iii) either the Funds, Fund Company, or its agent are Fund Members of the National Securities Clearing Corporation (“NSCC”) and have access to the NSCC’s Fund/SERV system (“Fund/SERV”) and the NSCC’s Networking system (“Networking”).
               (iv) Fund Company represents and warrants that the person signing this Agreement on its behalf is an officer of Fund Company authorized to execute this Agreement on behalf of Fund Company, and that any agent of Fund Company completing and executing Exhibit B or Exhibit C, as provided for under Section 9.b. of this Agreement, is authorized by Fund Company to complete and execute such Exhibit.
          b. Schwab represents and warrants that:
               (i) it is a member of the NASD; and

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               (ii) it is a Member of the NSCC and has access to Fund/SERV and Networking.
               (iii) Schwab represents and warrants that the person signing this Agreement on its behalf is an officer or a party authorized to execute this Agreement on behalf of Schwab.
               (iv) Anti-Money Laundering Certification. Schwab represents and warrants that it has established an Anti-Money Laundering Program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as well as with the regulations administered by the U.S. Department of the Treasure’s Office of Foreign. Assets Control. As part of its Anti-Money Laundering Program, Schwab will take reasonable steps to identify the customers for whom it acts in its dealings with the Funds and will monitor customer transactions in order to detect and, where appropriate, report suspicious activities.
          c. If the foregoing representations and warranties made by Fund Company and Schwab are no longer accurate then Fund Company or Schwab, as appropriate, will promptly notify the other party thereof.
     6. Use of Parties’ Names: No Publication of Terms.
          a. Neither Schwab nor Fund Company shall make public the terms and conditions of this Agreement, including without limitation, pricing terms, without the consent of the other party, which consent shall not be unreasonably withheld; provided however, if public disclosure of such information is required by Law, such consent shall be deemed granted and the party required to disclose such information shall, if practicable, notify the other party prior to such disclosure.
          b. Without Schwab’s prior written consent, Fund Company shall acquire no right to use, and shall not use, cause or permit use of the names, characters, artwork, designs trade names, copyrighted materials, trademarks or service marks of Schwab, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (i) in any advertising, promotional materials or activities, publicity, press release, client list or public or private presentation or promotion; (ii) to express or to imply any endorsement of Fund Company or any of its Affiliates or their respective offerings or services; or (iii) in any manner other than expressly in accordance with this Agreement or any other applicable agreement between Schwab, Fund Company and/or any Affiliate of Fund Company.
          c. Fund Company authorizes Schwab to use the names or other identifying marks of Fund Company and Fund in connection with the operation of the MFMP. Fund Company may withdraw this authorization as to any particular use of any such name or identifying marks at any time (i) upon Fund Company’s reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Fund Company or such Fund, or (ii) if any of the Funds cease to be available through the MFMP; provided, however, that Schwab may, in its discretion, continue to use materials prepared or printed prior to the withdrawal of such authorization or in the process of being prepared or printed at the time on such withdrawal.
     7. Proprietary Information. Each party hereto acknowledges that the identities of the other party’s customers, information maintained by such other party regarding those customers and all computer programs and procedures developed by such other party or such other party’s Affiliates or agents in connection with such other party’s performance of its duties here under constitute the valuable property of such other party. Each party agrees that should it or its Affiliate or agent come into possession of any list or compilation of the identities of or

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other information about the other party’s customers, or any other property of such party, Including but not limited to names, addresses and Fund share positions of non-objecting Schwab customers (“NBO information”) furnished to Fund Company, its Affiliates or agents pursuant to Rule 14b-l(b)(3) the Securities Exchange Act of 1934, as amended (the “34 Act”), the party who acquired such information or property, or whose Affiliate or agent acquired such information or property, shall use its best efforts to hold, or to cause its Affiliate or agent to hold, such information or property in confidence and refrain from using, disclosing, or distributing any of such Information or other property, except (i) with respect to NBO information, as permitted by Rule 14a-13(b)(4) under the 1934 Act, (ii) with the other party’s prior written consent, (iii) as required by law or judicial process. Each party acknowledges that any breach of the foregoing agreements as to another party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.
     8. Assignability. This Agreement is not assignable by either party without the other party’s prior written consent, and any attempted assignment in contravention hereof shall be null and void and not merely voidable; provided, however, that Schwab may, without the consent of Fund Company, assign its rights and obligations under this Agreement to any Affiliate.
     9. Exhibits and Schedules; Entire Agreement.
          a. All Exhibits and Schedules to this Agreement, as they may be amended from time to time are by this reference incorporated into and made a part of this Agreement. This Agreement (including the Exhibits and Schedule hereto) constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the date on which this Agreement has been executed and delivered by Schwab and Fund Company.
          b. Exhibits B and C shall be completed and executed by Fund Company or an authorized agent of Fund Company and provided to Schwab. Any Exhibit completed and executed by an authorized agent of Fund Company shall have the same force and effect as if it has been completed and executed by Fund Company.
     10. Amendment.
          a. This Agreement may be amended only by a writing executed by each party hereto that is to be bound by such amendment, except as provided in this Section 10.
          b. Exhibit A and Schedule II may each be amended by Schwab on forty (40) days’ written notice to Fund Company, unless the parties agree in writing to a shorter notice period for such amendment.
          c. Exhibits B and C shall be amended by Fund Company in the event of any change to the information contained therein.
          d. Schedule I shall be amended by Schwab on written notice to Fund Company. Unless Fund Company objects in writing to any updated Schedule I within ten (10) Business Days of receipt, the parties agree that the updated Schedule I will be effective and incorporated into the Operating Agreement as of the date set forth on the updated Schedule I. The effective date as to any Fund shall be as set forth in Section 17 below. Notwithstanding the foregoing, the parties agree that any amendment to Schedule I that changes the Fees to be

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paid shall have been previously agreed to by both parties prior to submission by Schwab of the updated Schedule I to Fund Company.
     11. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the state.
     12. Arbitration. In the event of a dispute between Fund Company and Schwab relating to or arising out of this Agreement or the relationship of the parties hereto, the parties will submit the matter to arbitration in accordance with paragraphs a, b, and c below.
          a. Arbitration will be held in San Francisco, California, in accordance with the rules and regulations of the NASD, except, (i) in the event that the NASD is unwilling to accept jurisdiction of the matter, such arbitration will be held in San Francisco, California in accordance with the rules and regulations of the American Arbitration Association, and (ii) in the event that a non-party to this Agreement brings an arbitration against Schwab or Fund Company relating to or arising out of this Agreement, then the parties agree to arbitrate in whichever arbitration forum such arbitration is brought. In the event that (i) a non-party initiates a judicial proceeding against Schwab or Fund Company relating to, or arising out of, this Agreement, (ii) such claim can not be compelled to arbitration, and (iii) Schwab or Fund Company asserts a claim against the other party in connection with such proceeding, then the parties agree to submit to the jurisdiction of the court in that judicial proceeding.
          b. If an arbitration is brought by one of the parties hereto, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the NASD or American Arbitration Association, as appropriate. The arbitrators shall be attorneys or retired attorneys specialised in securities law. Any award of the arbitrators will be limited to compensatory damages and will be conclusive and binding upon the parties. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.
          c. Each party will bear its own expenses, Including legal and accounting fees, if any, with respect to the arbitration. The arbitrator will designate the party to bear the expenses of the arbitration or the respective amounts of such expense to be borne by each party. Any costs, fees or taxes involved in Enforcing the award shall be fully assessed against and paid by the party resisting enforcement of the award.
          d. Nothing in this Section 12 will prevent either party from resorting to judicial proceedings or otherwise for injunctive relief to prevent serious irreparable harm or injury to the party or to others.
     13. Role and Relationship of Schwab. The parties acknowledge and agree that any services provided by Schwab under this Agreement are administrative and related services only and are not the services of an underwriter or a principal underwriter of any Fund within the meaning of the Securities Act of 1933, as amended, or the 1940 Act, as applicable, This Agreement also does not constitute Schwab a transfer agent or an agent of Fund Company, any Fund or any of their Affiliates, and the parties agree that Schwab acts hereunder as an agent of its customers only.
     14. No Waiver. The failure of either party to insist upon exercising any right under this Agreement shall not to any extent preclude such party from asserting or relying upon such right in any other instance.

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     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same Instrument.
     16. Headings. The headings of the sections or other subdivisions of this Agreement are for convenience of reference only and shall not affect the meaning, construction, operation or effect of the terms hereof or otherwise be considered in the interpretation of this Agreement.
     17. Effectiveness and Termination.
          a. The effective date of this Agreement as to any Fund shall be the later of the date on which this Agreement is made or the date set forth opposite the name of the Fund on Schedule I.
          b. This Agreement may be terminated as to any Fund by Schwab immediately upon written notice to Fund Company. This Agreement may be terminated as to any Fund by Fund Company upon thirty (30) days’ written notice to Schwab.
          c. Upon the termination date for any Fund, Schwab will no longer make the Fund shares available for purchase by investors through the MFMP. Schwab reserves the right to transfer the Fund shares of MFMP investors out of the Account. If Schwab continues to hold the Fund shares on behalf of MFMP investors in the Account, the parties agree to be obligated under, and act in accordance with, the terms and conditions of this Agreement with respect to such shares.
     IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

CHARLES SCHWAB & CO., INC.		FIRST FOCUS FUNDS, INC., on its own behalf and on behalf of each Fund listed on Schedule I hereto, as amended from time to time

By:	/s/ Fred Potts Fred Potts	By: Name:	/s/ Julie Den Herder Julie Den Herder
	Senior Vice President	Title:	Chairman of the Board
	Asset Management Client Services	Date:	April 28, 2006

Date:	7/3/06

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Form 6v4
SCHEDULE I TO THE OPERATING AGREEMENT

Per Position
		No-	Purchase	Maintenance	Minimum	Effective
Fund Company Fund	Share Class	load	Availability	Fee	waived	date
First Focus Funds, Inc.
First Focus Balanced Fund	—	*	All Customers	—	—	4/17/06
First Focus Growth Opportunity Fund	—	*	All Customers	—	—	4/17/06

*	Indicates that Fund has no sales charge, as that term is defined in Rule 2830, and, if such Fund has a distribution or shareholder servicing plan maintained or adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”), such Fund’s Rule 12b-1 Plan does not exceed 25 basis points per annum.

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Form 6v4
SCHEDULE II
TO THE OPERATING AGREEMENT
     1. Establishment Fee. The Establishment Fee for the Account(s) for the initial trading symbol established on Schwab’s system (“Symbol”) shall be $18,000. The Establishment Fee for each additional Symbol with respect to any Fund (i) that is effective under this Agreement and that is effective under a services agreement with Schwab (“Services Agreement”) shall be $6,000, or (ii) that is effective under this Agreement and is not effective under a Services Agreement shall be $10,000, Schwab shall not be entitled to the Establishment Fee for any Symbol that is established solely for the purpose of billing a new or different fee rate for the Fund, as may be set forth in a Services Agreement with Schwab. The Establishment Fee for each Fund shall be paid prior to establishment of the Account(s) for such Fund.
     2. Per Position Maintenance Fees.
          a. The Per Position Maintenance Fee (“PPMF”) for administrative services performed with respect to the Account(s) for a Fund shall be as set forth on Schedule I and will apply to each brokerage account on Schwab’s records that holds one or more shares of the Fund (each a “Position”), provided, however, that the PPMF shall not apply to a Position if, at any time during the quarter, that Position included shares that were used in the calculation of the Fee under the Services Agreement during that same quarter.
          b. Any Fund that is open for purchase through the MFMP to new investors will be charged a minimum PPMF of $7,500 per quarter regardless of the number of Positions, even if such number is zero, unless a waiver of such minimum PPMF is noted on Schedule I.
          c. The PPMF will be calculated quarterly by multiplying the number of Positions (other than those excluded Under Section 2.a. of this Schedule) in the Account(s) on the last Business Day of such quarter by one quarter (1/4) of the PPMF rate as set forth on Schedule I. The amount billed to each Fund for a quarter shall be the product of such calculation or, if applicable, the minimum PPMF of $7,500, whichever is greater. As soon as practicable after the end of the quarter, Schwab shall provide to Fund Company an invoice for the amount of the PPMF due for each Fund. In the calculation of the PPMF, Schwab’s records shall govern unless an error can be shown in the rate use in such calculation.
          d. The PPMF is due and payable upon receipt of the invoice setting forth such Fee. Payment Shall be made by wire transfer. Such wire transfer shall be separate from wire transfers of redemption proceeds or distributions under this Agreement.

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Form 6v4
EXHIBIT A
TO THE OPERATING AGREEMENT
Operating Procedures
     1. The Account.
          a. Registration. Schwab will open an Account with each Fund. The Account shall be registered:
Charles Schwab & Co., Inc.
Special Custody Account for the Exclusive Benefit of Customers
Attention: Mutual Funds 101
Montgomery Street San Francisco,
California 94104
The Account will be set up for the reinvestment of capital gains and dividend distributions, unless otherwise specified by Schwab in writing.
          b. Identification. The Fund shall designate the Account with account numbers. Account numbers will be the means of identification when the parties are transacting in the Account.
          c. Possession and Control. The parties acknowledge that the Account is an omnibus account in Schwab’s name with shares held by any number of beneficial owners. The parties agree that all Fund shares held by Schwab on behalf an MFMP investor shall be carried in a custody account for the exclusive benefit of customers and shall not be subject to any right, charge, security interest, lien or other claim against Schwab in favor of the Funds or Fund Company.
          d. No Closure. The Account shall be kept open on the Fund’s books regardless of a lack of activity or small position size, except to the extent that Schwab takes specific action to close the Account, or to the extent the Fund’s prospectus reserves the right to close accounts that are inactive. In the latter case, Fund Company will give prior notice to Schwab before closing any Account.
          e. Additional Accounts. Schwab has the right to open additional Accounts from time to time to accommodate other investment options and features, and to consolidate existing accounts if and when appropriate to meet the needs of the MFMP. In the event that it is necessary for Schwab to open an account with a Fund for the payment of distributions in cash, the term “Account” shall mean both the account for the reinvestment of capital gains and dividend distributions and the account for the payment of distributions in cash. Fund Company agrees that it will not establish additional accounts for Schwab without Schwab’s prior written instruction.
          f. Reservation of Right to Move Shares. Schwab reserves the right to issue instructions to each Fund to move shares from one Account opened by Schwab to another Account opened by Schwab.
          g. Reconciliation.
               (i) Schwab will verify, on a next day basis, purchase and redemption orders for Fund shares placed for the Account with each Fund. All activity in the Account must be reflected. Therefore, any “as of” activity must be shown with its corresponding “as of” date.

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               (ii) Schwab must receive statements on or before the eighth Business Day of each month, even if there has been no activity in the Account during the period, unless Schwab can verify transactions by electronic transmission.
               (iii) The parties agree to notify each other and correct any error in the Account with any Fund upon discovery. If an error is not corrected by the day following discovery, each party agrees to make best efforts to avoid this from hindering any routine daily operational activity.
     2. Authorization to Receive Orders on Fund’s Behalf.
          a. Authorization of Schwab. Fund Company hereby designates and authorizes Schwab to receive purchase and redemption orders in proper form (“Orders”) from MFMP investors on the Fund’s behalf for purposes of Rule 22c-1 under the 1940 Act, so that any such MFMP investor will receive the share price next computed by the Fund after the time at which such MFMP investor places its Order with Schwab.
          b. Authorization of Sub-Designees. Fund Company further agrees that Schwab may designate and authorize such intermediaries as it deems necessary, appropriate or desirable (“Sub-Designees”), to receive Orders from their customers on the Fund’s behalf for purposes of Rule 22c-l under the 1940 Act, so that any such customer will receive the share price next computed by the Fund after the time at which such customer places its Order with Sub-Designee. Schwab shall be liable to Fund Company and the Funds for compliance with the terms of this Section 2.b. to the same extent as if Schwab itself had acted or failed to act instead of the Sub-Designee.
          c. Fund Company Representations and Warranties. In connection with this Section 2, Fund Company represents and warrants to Schwab that all necessary legal and other actions have been taken to authorize Schwab and any Sub-Designee to receive purchase and redemption Orders from MFMP investors on behalf of the Funds for purposes of Rule 22c-l under the 1940 Act by each Fund’s board of directors or board of trustees, and that it will cause each Fund’s board of directors or board of trustees to take such necessary legal and other actions regarding the annual review of such authorization.
          d. Schwab Representations and Warranties. In connection with this Section 2, Schwab represents and warrants that:
               (i) Schwab’s internal control structure over the processing and transmission of Orders for Fund transactions is suitably designed to prevent or detect on a timely basis Orders received after Market Close from being aggregated with Orders received before Market Close, and to minimize errors that could result in late transmission of Orders to the Funds (“Internal Control Procedures”).
               (ii) Schwab will review annually the adequacy of its Internal Control Procedures and will change and modify them as necessary to maintain their adequacy.
               (iii) Each Sub-Designee will be required to adopt and implement written internal controls adequate to prevent or detect on a timely basis Orders received after Market Close from being aggregated with Orders received before Market Close (“Sub-Designee Internal Control Procedures”).
               (iv) Each Sub-Designee will be required to review annually the adequacy of its Sub-Designee Internal Control Procedures and to change and modify them as necessary to maintain their adequacy.

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               (v) Upon request by Fund Company, Schwab will provide Fund Company with a description of its Internal Control Procedures and a certification from Schwab that they are adequate as of the most recent annual review as well as a certification that each Sub-Designee has adopted and implemented Sub-Designee Internal Control Procedures that are adequate as of the most recent annual review.
          e. Plan Orders. For purposes of processing the Orders of retirement plans for which The Charles Schwab Trust Company (“CSTC”) is trustee or custodian of plan assets (“Plans”), Schwab shall designate and authorize CSTC as its intermediary to receive Orders from Plans (“Plan Orders”) on the Fund’s behalf under Section 2.b. above. For purposes of same day exchange processing of Plan Orders for those Plans electing to participate, Schwab shall also designate and authorize the entities acting as record-keepers to such Plans (“Recordkeepers”), as further intermediaries, to receive instructions for purchase and redemption of Fund shares in proper form from the persona authorized to direct investment of Plan assets (“Instructions”), from which are derived Orders (also “Plan Orders”), on the Fund’s behalf under Section 2.b. above. The parties agree that Plan Orders shall be treated as Orders under the Operating Procedures except as set forth in Section 4 below.
     3. NSCC.
          a. In General. Unless otherwise agreed to by the parties, each Account maintained at NSCC will be maintained in accordance with Matrix Level 3 (full broker control) as designated by the NSCC.
          b. NSCC Covenants. Schwab and Fund Company agree (i) to perform any and all duties, functions, procedures and responsibilities assigned to them by NSCC rules, procedures or other requirements relating to Fund/SERV (“NSCC Fund/SERV Rules”), Defined Contribution Clearance & Settlement (“NSCC DCC&S Rules”), and Networking (“NSCC Networking Rules”), as applicable, in a competent manner; (ii) to maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities; (iii) that any information provided to the other party through Fund/SERV, DCC&S, or Networking will be accurate, complete, and in the format prescribed by the NSCC; and (iv) to adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV, DCC&S, or Networking and to limit the access to, and the inputting of data into, Fund/SERV, DCC&S, and Networking to persons specifically authorized by the party.
          c. Fund/SERV and DCC&S Transactions. On each Business Day, Fund Company agrees (i) to accept and effect changes in its records upon receipt of purchase, redemption and registration instructions from Schwab electronically through Fund/SERV and DCC&S; (ii) to process any instructions received from Schwab through Fund/SERV and DCC&S in a timely manner; and (iii) to confirm or reject any Fund purchase or redemption Order received from Schwab through Fund/SERV and DCC&S prior to the next opening of the New York Stock Exchange (“Market Open”) or to notify Schwab prior to Market Open of any event, such as a systems failure of Fund Company or the NSCC, that would prohibit Fund Company from confirming or rejecting such an Order. Fund Company acknowledges and agrees that its confirmation of any Fund purchase or redemption Order received from Schwab through Fund/SERV or DCC&S will be an acceptance of such Order, and that such acceptance may be revoked only upon Schwab’s receipt of a revocation of acceptance prior to Market Open. If Fund Company does not confirm or reject an Order prior to Market Open or notify Schwab as provided in this Section prior to Market Open, such Order will be deemed confirmed and accepted by Fund Company immediately after Market Open.
          d. Networking. For each Account established and/or maintained pursuant to Networking, Fund Company shall accept and effect changes in its records upon receipt of instructions, communications and actions from Schwab electronically through Networking

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Form 6v4
without supporting documentation from Schwab or the beneficial owners of Fund shares. Fund Company shall be responsible for processing any such instructions, communications or actions from Schwab and for executing the instructions of Schwab in a timely manner. Each Account will be maintained in accordance with Matrix Level 3 (full broker control) as designated by the NSCC.
          e. NSCC’s Mutual Fund Profile Service. Fund Company shall provide Schwab with mutual fund information in a timely manner through the NSCC’s Mutual Fund Profile Service (“MFPS”). “Mutual fund information” shall be as proscribed by the MFPS and shall include, but not be limited to, Blue Sky qualification information, daily net asset value of Fund shares, dividend and distribution information, and merger and Fund closing information. Schwab shall be entitled to rely on any mutual fund information provided through the MFPS in lieu of any verbal or written information required to be provided by the Fund or Fund Company under this Agreement.
     4. Trade Processing.
          a. Transmission of Orders and Plan Orders. Schwab will transmit Orders to Fund Company via NSCC in a Fund/SERV file format and will transmit Plan Orders to Fund Company via NSCC in a DCC&S file format, except as stated below. Schwab agrees that:
               (i) Orders Transmitted Through NSCC’s Fund/SERV. Except as set forth in Sections 4.a.(iii) and 4.b.(i) below, (1) Orders received by Schwab or a Sub-Designee prior to the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) on any Business Day (“Day 1”), (such Orders are referred to herein as “Day 1 Trades”) will be transmitted by Schwab to Fund Company through NSCC in a Fund/SERV file format in the manner and within the time frame permitted by NSCC Fund/SERV Rules on Day 1 (Schwab will notify Fund Company of the need for exception processing under Section 4.b. by 8:00 p.m. Eastern on Day 1) ; and (2) Orders received by Schwab or a Sub-Designee at or after Market Close on Day 1 (such Orders are referred to herein as “Day 2 Trades”) will be transmitted by Schwab to Fund Company through NSCC in a Fund/SERV file format in the manner and within the time frame permitted by NSCC Fund/SERV Rules on the next Business Day (“Day 2”) (Schwab will notify Fund Company by 8:00 p.m. Eastern on Day 2 in the event of the need for exception processing under Section 4.b.).
               (ii) Plan Orders Transmitted Through NSCC’s DCC&S. Except as set forth in Sections 4.a.(iv) and 4.b.(ii) below (1) Plan Orders received by CSTC prior to Market Close on Day 1 or derived from Instructions received by a Recordkeeper prior to Market Close on Day 1 (such Plan Orders are referred to herein as “Day 1 Plan Trades”) will be transmitted by Schwab to Fund Company through NSCC in a DCC&S file format in the manner and within the time frame permitted for such orders by NSCC DCC&S Rules on Day 2 (Schwab will notify Fund Company by 8:00 a.m. Eastern on Day 2 in the event of the need for exception processing under Section 4.b.); and (2) Plan Orders received by CSTC at or after Market Close on Day 1 or derived from Instructions received by a Recordkeeper at or after Market Close on Day 1 (such plan Orders are referred to herein as “Day 2 Plan Trades”) will be transmitted by Schwab to Fund Company through NSCC in a DCC&S file format in the manner and within the time frame permitted for Plan Orders by NSCC DCC&S Rules on the next Business Day after Day 2 (“Day 3”) (Schwab will notify Fund Company by 8:00 a.m. Eastern on Day 3 in the event of the need for exception processing under Section 4.b.).
               (iii) Orders Transmitted Outside NSCC’s Fund/SERV. If transmittal of Orders through NSCC in a Fund/SERV file format is not operationally feasible for a Fund in accordance with these Operating Procedures, and except as set forth in Section 4.b.(i) below, (1) Orders received by Schwab or a Sub-Designee prior to Market Close on Day 1 will be transmitted by Schwab to the Fund by other means by 8:00 p.m. Eastern Time on Day 1 (also

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“Day 1 Trades”); and (2) Orders received by Schwab or Sub-Designees at or after Market Close on Day 1 will be transmitted by Schwab to the Fund by other means by 8:00 p.m. Eastern Time on Day 2 (also “Day 2 Trades”).
               (iv) Plan Orders Transmitted Outside NSCC’s DCC&S. If transmittal of Plan Orders through NSCC is not operationaly feasible for a Fund in accordance with these Operating Procedures, (1) Plan Orders received by CSTC prior to Market Close on Day 1 or derived from Instructions received by a Recordkeeper prior to Market Close on Day 1 will be transmitted by Schwab to the Fund by other means by 9:30 a.m. Eastern time on Day 2 (also “Day 1 Plan Trades”); and (2) Plan Orders received by CSTC at or after Market Close on Day 1 or derived from Instructions received by a Recordkeeper at or after Market Close on Day 1 will be transmitted by Schwab to the Fund by other means by 9:30 a.m. Eastern time on Day 3 (also “Day 2 Plan Trades”).
          b. Transmission Exceptions. Notwithstanding Sections 4.a.(i) through (iii) above Fund Company agrees that:
               (i) Next Day Transmittal of Orders. If Schwab is prevented from transmitting Day 1 Trades to Fund Company through NSCC’s Fund/SERV or outside of NSCC’s Fund/SERV on Day 1 due to unforeseen circumstances (such as computer system failures experienced by Schwab, or the NSCC, natural catastrophes, or other emergencies or human error), provided that Schwab notifies Fund Company of such contingency prior to 8:00 p.m. Eastern Time on Day 1, Schwab may:
                    (1) transmit such Day 1 Trades to the Fund through NSCC in a Fund/SERV file format prior to 8:00 p.m. Eastern Time on Day 2, provided further that Schwab notifies Fund Company of the Day 1 Trade information prior to Market Open on Day 2; or
                    (2) transmit such Day 1 Trades through means other than NSCC’s Fund/SERV prior to Market Open on Day 2;
               (ii) Next Day Transmittal of Plan Orders. If Schwab is prevented from transmitting Day 1 Plan Trades to Fund Company through NSCC in a DCC&S file format in accordance with Section 4.a.(ii) due to unforeseen circumstances (such as computer system failures experienced by Schwab or by the NSCC, natural catastrophes, or other emergencies or human error), provided that Schwab notifies Fund Company of such contingency by 8:00 a.m. Eastern on Day 2, Schwab may transmit the Day 1 Plan Trades through means other than NSCC’s DCC&S by 9:30 a.m. Eastern time on Day 2; and
               (iii) Rejected Trades Remediated. In the event that Fund Company rejects a Day 1 Trade transmitted via NSCC in a Fund/SERV file format or a Day 1 Plan Trade transmitted via NSCC in a DCC&S file format (or notifies Schwab pursuant to Section 3.c.(iii) above that it would have rejected the Day 1 Trade or the Day 1 Plan Trade had there not been systems error), and the parties agree that such rejection can be remediated by Schwab, Schwab may follow the procedures for transmitting Orders set forth in Sections 4.b.(i)(1) or (2) above for Day 1 Trades or the procedures for transmitting Plan Orders set forth in Section 4.b.(ii) above for Day 1 Plan Trades.
     5. Fund’s Pricing of Orders. If timely transmitted by Schwab in accordance with Section 4.a. above for regular processing, or in accordance with Section 4.b. above for exception processing upon notification, Fund Company agrees that (a) Day 1 Trades and Day 1 Plan Trades will be effected at the net asset value of each Fund’s shares (“Net Asset Value”) calculated as of Market Close on Day 1, and (b) Day 2 Trades and Day 2 Plan Trades will be affected at the Net Asset Value calculated as of Market Close on Day 2 Fund Company agrees

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that, consistent with the foregoing, Day 1 Trades and Day 1 plan Trades will have been received by the Fund prior to Market Close on Day 1, and Day 2 Trades and Day 2 Plan Trades will have been received by the Fund prior to Market Close on Day 2, for all purposes, including, without limitation, settlement and effecting distributions.
     6. Order Settlement.
          a. Settlement Date. Schwab and Fund Company will settle Day 1 Trades and Day 1 Plan Trades on Day 2, including settling Day 1 Trades and Day 1 Plan Trades rejected and subsequently remediated prior to Market Open on Day 2 pursuant to Section 3.c.(iii), and will settle Day 2 Trades and Day 2 Plan Trades on Day 3, including settling Day 2 Trades and Day 2 Plan Trades rejected and subsequently remediated prior to Market Open on Day 3 pursuant to Section 3.c.(iii) (each, respectively, a “Settlement Date”).
          b. Method of Settlement. All Orders transmitted outside of Fund/SERV shall be settled outside of Fund/SERV on the appropriate Settlement Date set forth in Section 6.a. above. At Schwab’s sole discretion, Schwab and Fund Company shall settle Orders transmitted via Fund/SERV either outside of the NSCC’s money settlement process or through the NSCC’s money settlement process on the appropriate Settlement Date as set forth in Section 6.a. above.
          c. Wire Settlement. With respect to settlement outside NSCC’s money settlement process,
               (i) Schwab will transmit the aggregate purchase price of all the purchase Orders for a given trade date to the Fund by wire transfer on the appropriate Settlement Date;
               (ii) Fund Company will cause the Fund(s) to send to Schwab the aggregate proceeds of all redemption Orders for the Fund(s) placed by Schwab on a given trade date on the appropriate Settlement Date. Such redemption proceeds will be sent by wire transfer on the Settlement Date for the redemption Orders; provided that Fund Company may, in its discretion, send such proceeds by check if the aggregate amount is less than $250. Wire transfers of redemption proceeds shall be separate from wire transfers for other purposes;
               (iii) Each wire transfer of redemption proceeds shall indicate, on the Fed Funds wire system, the amount thereof attributable to each Fund; provided, however, that if the number of entries would be too great to be transmitted through the Fed Funds wire system, Fund Company shall, on the day the wire is sent, notify Schwab of such entries. The cost of the wire transfer is the responsibility of the party sending the wire. The interest cost associated with any delayed wire is the responsibility of the party sending the wire and will be charged at the Federal Funds rate, or if applicable, as set forth in Section 6.e. below for Fund Company; and
          d. Notification of Extended Settlement. Should a Fund need to extend settlement on an aggregate trade, Fund Company must contact Schwab by 7:00 p.m. Eastern Time on trade date to discuss the extension. For purposes of determining the length of settlement on an aggregate trade, Fund Company agrees to treat shareholders that hold Fund shares through the Account the same as it treats all other shareholders, including those that hold Fund shares directly with the Fund and those that hold indirectly through another financial intermediary. Each party shall be responsible for the interest cost associated with such party’s failure to settle trades in a timely fashion, which interest will be charged at the Federal Funds rate or, if applicable, as set forth in Section 6.e. below for Fund Company.

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          e. Interest on Late Settlement. If Fund Company does not settle redemption orders on Settlement Date and has not contacted Schwab by 7:00 p.m. Eastern Time on trade date to discuss such extension of settlement (even if such extension is due to a systems problem unknown on trade date), then Schwab may, at its option, take any or all of the actions set forth below.
               (i) Charge interest on the amount of the redemption proceeds due to it, as follows:
                    (1) For the first day, (A) Schwab may charge Fund Company interest at the Federal Funds “offered” rate for such day as published in The Wall Street Journal if the amount does not exceed $1 million, or (B) Schwab may charge Fund Company interest at the Prime Rate for such day as published in The Wall Street Journal if the amount exceeds $1 million; and
                    (2) For each day following the first day, Schwab may charge Fund Company interest at the Prime Rate for each such day as published in The Wall Street Journal, plus 2% per annum; and
               (ii) Upon notice to Fund Company, on any subsequent Settlement Date and for so long as such redemption proceeds are due to it:
                    (1) Schwab may settle purchase orders and redemption orders net of each other for such Fund; and/or
                    (2) Schwab may net any redemption proceeds still due to it against any net or gross purchase amount due from it from such Fund.
          f. Inability to Verify Redemption Proceeds. For settlement outside of NSCC, in the event that a Fund cannot verify redemption proceeds, Fund Company agrees to settle trades and forward redemption proceeds in accordance with these Operating Procedures based on information provided by Schwab. Schwab will be responsible for the accuracy of all trade information provided by it.
     7. Distributions.
          a. Payment Information Required. For each Account, Fund company shall provide all distribution and dividend information to Schwab in writing by 3:00 p.m. Eastern time, unless another time is agreed to in writing by the parties, to enable Schwab to pay distributions to MFMP investors on or as close to payable date as practicable. As to each Fund, Fund Company or such Fund shall provide Schwab with (i) the record date, ex-dividend date, and payable date with respect to a Fund as soon as practicable after it is announced, but no later than three (3) Business Days prior to record date, (ii) the record date share balance in the Omnibus Account and the distribution rate per share on the first Business Day after record date, and (iii) the reinvest price per share as soon as it is available. Other distribution information required by Schwab from time to time for payment of distributions to its MFMP investors shall be provided by Fund Company on such dates as are agreed upon between Schwab and Fund Company, but no later than payable date.
          b. Reinvest Account. For each Account designated for the reinvestment of distributions and dividends, and for purposes of effecting cash distributions and dividends through such Account for MFMP investors who have elected through Schwab to receive their capital gains distributions and /or dividends in cash, prior to 10:00 a.m., Eastern Time, on the next Business Day following receipt of the reinvest price per share (R+1), Schwab shall give notification to Fund Company in a manner agreed to by the parties of the aggregate number of

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Fund shares which resulted from reinvestment of distributions or dividends for MFMP investors who had elected to receive distributions in cash. Fund Company shall make an adjusting reconciling transaction to void the purchase of such number of shares at the reinvest price per share. Schwab shall use the proceeds from such adjusting reconciling transaction to pay the distribution or dividend in cash to MFMP investors who have elected to receive such distributions or dividends in cash. Processing and settlement of any adjusting reconciling transaction shall be by one of the following methods, at Schwab’s sole discretion:
               (i) Schwab shall include such adjusting reconciling transaction in its Fund /SERV transmission on R+l, and Fund Company or Fund shall pay the proceeds from such adjusting reconciling transaction through the NSCC’s money settlement process on the next Business Day (R+2); or
               (ii) Fund Company or Fund shall wire the proceeds resulting from such adjusting reconciling transaction to the designated Schwab bank account on the same Business Day (R+1).
          c. Cash_Account. For any Account designated for the payment of distributions and dividends in cash, Fund Company shall either, at Schwab’s sole discretion and Upon Schwab’s direction, (i) pay to Schwab through the NSCC’s money settlement process on R+2 the full amount of such capital gains distributions and/or dividends, or (ii) wire to the designated Schwab bank account the full amount of such capital gains distributions and/or dividends on R+1.
          d. Daily Dividend Funds Method of Accrual. For each Fund that pays daily dividends, Schwab shall accrue dividends consistent with such Fund’s dividend accrual method, provided however, that the Fund provides Schwab with the required information as set forth in Section 7.e. below.
          e. Daily Dividend Funds Required Information. For each Fund that pays daily dividends, Fund Company shall provide to Schwab on a daily basis the following record date information via the NSCC’s Mutual Fund Profile Service, Networking, or other mutually agreed upon means: daily rate, cumulative daily rate for the period, account share balance, account accrual dividend amount (for that day), weekend and holiday accrual methodology, account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts.
          f. Interest on Late Settlement of Distributions. If Fund Company has not paid to Schwab the cash proceeds of the adjusting reconciling transaction required in a reinvest Account under Section 7.b. or the cash proceeds required in a cash Account under Section 7c, either through the NSCC’s money settlement process on R+2 or, at Schwab’s direction, by wire transfer outside of the NSCC’s money settlement process on R+1 (each a “Due Date”), then Fund Company shall pay interest, if charged by Schwab, on the amount of any cash proceeds outstanding on or after the Due Date as set forth in Section 7.f.(i) and (ii) below. Notification under Section 6.d. is not applicable to, and shall have no effect on Schwab’s rights under, this Section 7.f.
               (i) For the Due Date, (1) Schwab may charge Fund Company interest at the Federal Funds “offered” rate for such day as published in The Wall Street Journal if the amount does not exceed $1 million, or (2) Schwab may charge Fund Company interest at the Prime Rate for such day as published in The Wall Street Journal if the amount exceeds $1 million.

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               (ii) For each day following the Due Date, Schwab may charge Fund Company interest at the Prime Rate for each such day as published in The Wall Street Journal, plus 2% per annum.
     8. Transfer of Accounts.
          a. ACATS-Fund/SERV Service. The parties agree to participate in the NSCC’s Automated Customer Account Transfer Services (ACATS)-Fund/SERV service. Fund Company and Schwab shall process transfers between accounts held with Schwab or other street name brokers or banks and the Accounts on the Fund’s records through NSCC’s ACATS- Fund/SERV service immediately upon receipt of instructions.
          b. Non-ACATS-Fund/SERV Transfers. For the purpose of expediting transfers from accounts that must be processed outside of NSCC’s ACAT-Fund/SERV service, Fund Company agrees to transfer shares between accounts immediately upon receipt of instructions for MFMP investors or other street name brokers held directly with a Fund and the Account on the Fund’s records by (i) accepting change of dealer maintenance or transaction instruction through Networking, or (ii) if Networking is not available, by accepting by facsimile transmission a summary sheet of information indicating the customers’ names, account numbers, the Fund affected, and the number of shares to be re-registered or liquidated (“Summary Sheet”).
          c. Signature Guarantee. Schwab represents and warrants that for each transfer and liquidation transfer it initiates pursuant to Sections 8.a. and b. above, it holds each underlying instruction for re-registration or liquidation signed by its customer, and that its customer’s signature on such instruction is signature guaranteed by Schwab pursuant to the Securities Transfer Agents Medallion Program (“STAMP”). Schwab will retain these documents for the period required by any applicable law rule or regulation.
          d. Indemnification. Schwab agrees to indemnify and hold harmless Fund Company, the Fund and each director, officer, employee and agent of Fund Company (“Indemnified Person”) from and against any and all Losses incurred by any of them arising out of the impropriety of any transfer or liquidation transfer initiated by it and effected by the Fund at Schwab’s instruction in reliance on this Section 8 to the same extent as provided under STAMP, except to the extent such Losses arise out of the failure of any Indemnified Person to comply with the instructions provided by Schwab as set forth in Sections 8.a. and b. above.
          e. Settlement of Liquidation Transfers. Fund Company agrees to settle proceeds resulting from liquidation transfers with Schwab as set forth in Section 6 above.
          f. No Individual FBO Accounts. Fund Company shall process all transfer and liquidation requests into the appropriate Account. At no time shall any Fund establish any separate account registered to Schwab for the benefit of an individual shareholder. In the event any such account is mistakenly opened, Schwab reserves the right to instruct the Fund to move Fund shares to the Account. Fund Company further agrees that it shall provide notification to Schwab prior to effecting transfers of shares into the Account(s), and shall not effect transfers of shares out the Account(s) without Schwab’s Instruction, as provided in Sections 8.a. and b. above.
          g. Qualified Custodian Status. Schwab represents and warrants that it is qualified as a custodian to accept in the Accounts shares from Fund IRA, Keogh or 401(k) accounts.
          h. Confirmation of Transfers. Fund Company must confirm to Schwab the completion of each transfer on the day it occurs. The confirming information shall include the

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number of shares, date (“as of” date if unavoidable delay), transaction date, account number of the customer and the Account, registration, accrued dividends and account type (i.e., IRA, Keogh, 401(k), etc.).
          i. Trailing Dividends. Transfer processing after record date but prior to payable date will include all accrued dividends. Each Fund is responsible for monitoring all completed full transfers for “trailing” dividends. Should a “trailing” dividend appear in an account, a Fund shall send such dividend to Schwab within five (5) Business Days, along with a specific written notification thereof. Notification shall include details of the dividend and customer, including the customer’s social security number or taxpayer identification number, and/or the account number for the Account to which the transfer was made.
          j. Share Certificates. If MFMP investors submit share certificates for transfer into their Schwab brokerage accounts, Schwab will send such certificates, properly endorsed to the applicable Fund, for transfer into the Account with such Fund. Upon Schwab’s request, Fund Company agrees to provide the status of said certificates and book share balances.
     9. General.
          a. Record Maintenance.
               (i) Schwab maintains records for each of its customers who holds Fund shares through the Account, which records include:
                    (1) Number of shares;
                    (2) Date, price and amount of purchases and redemptions (including dividend reinvestments) and date and amounts of dividends paid for at least the current year to date;
                    (3) Name and address of each of its customers, including zip codes and social security numbers or taxpayer identification numbers;
                    (4) Records of distributions and dividend payments;
                    (5) Any transfers of shares; and
                    (6) Overall control records.
               (ii) Schwab posts transactions in Fund shares to its customers’ brokerage accounts.
          b. Shareholder Communication.
               (i) Fund Company shall arrange with Schwab, or a mailing agent designated or approved by Schwab, for the distribution of the materials listed below to all of Schwab’s customers who hold Fund shares, which distribution shall be so arranged by Fund Company as to occur immediately upon the effective date of the materials:
                    (1) All proxy or information statements prepared for circulation to shareholders of record of such Fund;
                    (2) Annual reports;
                    (3) Semi-annual reports;
                    (4) Quarterly reports (if applicable); and
                    (5) All updated prospectuses, supplements and amendments thereto.
Fund Company shall be responsible for providing the materials and for Schwab or the mailing agent’s fees in connection with this service as well as for timely distribution. Fund Company

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agrees to have Schwab or the mailing agent consolidate mailings of material to shareholders of more than one Fund if the mailing is identical for all Funds in the Fund Company family.
               (ii) In addition to the materials listed above, Fund Company agrees to provide directly to Schwab all prospectuses, statements of additional information and supplements and amendments thereto, and annual and other periodic reports for each Fund in amounts reasonably requested by Schwab for distribution to its customers. Fund Company is obligated to supply these materials to Schwab in a timely manner so as to allow Schwab, at its own expense, to send current prospectuses and statements of additional information and periodic reports, immediately upon their effective dates, to customers and prospective customers requesting them through Schwab. Schwab will also send a current Fund prospectus with purchase trade confirmations for the initial purchase of a Fund. Fund Company shall notify Schwab immediately of any change to a Fund’s prospectus.
               (iii) If Schwab acts as clearing broker in an omnibus relationship with a correspondent bank or broker (“Correspondent”), upon the request of Schwab, Fund Company shall also provide to Schwab, in a timely manner, sufficient supplies of Fund materials identified in Sections 9(b)(i) and 5(b)(ii) for Schwab to give to Correspondent for the distribution of such materials to Correspondent’s customers who hold Fund shares.
               (iv) Fund Company shall ensure that the prospectus of each Fund discloses that the purchase or sale of Fund shares through intermediaries may be subject to transaction fees or other different or additional fees, and includes such other disclosures as may be required by applicable laws, rules and regulations. Fund Company shall also ensure that either the prospectus, or the statement of additional information (“SAI”) if the SAI is incorporated in the prospectus, of each of its Funds discloses that:
                    (1) the Fund has authorized one or more brokers to receive on its behalf purchase and redemption Orders;
                    (2) such brokers are authorized to designate other intermediaries to receive purchase and redemption Orders on the Fund’s behalf;
                    (3) the Fund will be deemed to have received a purchase or redemption Order when an authorized broker or, if applicable, a broker’s authorized designee, receives the Order; and
                    (4) customer Orders will be priced at the Fund’s Net Asset Value next computed after they are received by an authorized broker or the broker’s authorized designee and accepted by the Fund.
               (v) Schwab mails statements to its customers on a monthly basis (or as to accounts in which there has been no activity in a particular month, no less frequently than quarterly) showing, among other things, the number of shares of each Fund owned by such customer and the net asset value of each such Fund as of a recent date.
               (vi) Schwab responds to customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates. With respect to Fund shares purchased by customers, Schwab provides average cost basis reporting to assist customers in the preparation of income tax returns.
          c. Dividend and Distribution Reporting.
               (i) For annual tax reporting purposes, Fund Company shall inform Schwab by January 15 of the portion of each Fund’s distributions that are taxable for the

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previous calendar year that include dividends, capital gains, and tax reclassifications; and by February 15, the portion of each Fund’s distributions for the previous calendar year that include qualifying dividend income, foreign source income, tax exempt income by state of origin or return of capital, U.S. government obligation interest, creditable and non-creditable foreign tax, dividends eligible for the corporate dividends received deductions, and redemption proceeds. In addition, Fund Company is responsible for identifying any portion of any dividends and other distributions and payments attributable to any Fund gains or portfolio interest earned after the close of the Fund Company’s tax year that are not required to be subject to tax withholding if paid to non-United States persons.
               (ii) In conformance with its status as a broker/ dealer holding its customers securities in street name, Schwab shall prepare and file with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations and (iii) gross proceeds of sales transactions as required.
          d. Mergers, Splits and Reorganization Activities. Upon notice from Fund Company as set forth in this Section 9.d., Schwab shall effect mergers, splits, reverse splits and other corporate actions and reorganization activities (each a “Fund Event”) of a Fund for its customers. The notice must state the record date and type of Fund Event, and must be received by Schwab at least three Business Days prior to the record date of the Fund Event. By 6:00 p.m. Eastern time on the record date of such Fund Event, Fund Company shall provide all relevant information related to the Fund Event, including, for example and as applicable, factors, field inputs, the ratio of a split, and factor of merged shares.
          e. Pricing information. On every Business Day, Fund Company will provide to Schwab prior to 7:00 p.m., Eastern Time, each Fund’s closing Net Asset Value and public offering price (if applicable) for that day and/or notification of no price for that day. Fund Company shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the Fund (e.g. natural disasters, etc.).
          f. Notice of Closing. Fund Company will provide at least two (2) days prior written notice to Schwab if Fund Company will be closed for business on any Business Day or portion thereof from Market Open through Market Close.
     g. Price Distribution Rate_and Other Errors.
               (i) In the event adjustments are required to correct any error in the computation of the Net Asset Value or public offering price of a Fund’s shares, in the distribution rate for a Fund’s shares, or otherwise, Fund Company shall notify Schwab upon discovering the need for such adjustments. Notification may be made orally, but must be confirmed in writing.
               (ii) Schwab and Fund Company shall agree promptly and in good faith to a resolution of the error, and no adjustment for the error shall be taken in the Account until such agreement is reached. Following resolution, upon request by Schwab, Fund Company shall provide Schwab with written notification of the resolution. The letter shall be written on Fund Company letterhead and shall state for each day on which an error occurred the incorrect price or rate, the correct price or rate, and the reason for the price or rate change. Fund Company agrees that Schwab may send this writing, or derivation thereof, to Schwab’s MFMP Investors whose accounts are affected by the price or rate change.
               (iii) If an MFMP investor has received cash in excess of what he or she is entitled, Schwab will, when requested by Fund Company, and to the extent practicable and

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permitted by law, debit the customer’s brokerage account in the amount of such excess, but only to the extent of any cash in the account, and repay it to the Fund. In no event, however, shall Schwab be liable to Fund Company or the Fund for any such amounts, unless the error was caused Schwab’s breach of this Agreement or its willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement. Upon the request of Fund Company, Schwab shall provide Fund Company with the name of Schwab’s customer and other relevant Information concerning the customer’s brokerage account to assist Fund Company in the collection from Schwab’s customer of any such excess amount not repaid to the Fund.
               (iv) If an adjustment is necessary to correct an error which has caused Schwab’s customers to receive dollars or shares less than that to which they are entitled, the Fund shall, as appropriate and as mutually agreed by the parties pursuant to Section 9.g.(ii) above, make all necessary adjustments to the number of shares owned in the Account and/or distribute to Schwab any and all amounts of the underpayment. Schwab will credit the appropriate amount of such shares or payment to each MFMP investor.
               (v) For purposes of making adjustments, including the collection of overpayments, Fund Company agrees to treat shareholders that hold Fund shares through the Account the same as it treats all other shareholders, including those that hold Fund shares directly with the Fund and those that hold indirectly through another financial intermediary. When making adjustments for an error, a Fund shall not net transactions for that day in the Account.
          h. Redemptions in Kind. Fund Company represents that each Fund that has reserved the right to redeem in kind has filed Form N-18F-1 with the Securities and Exchange Commission. For purposes of complying with the Fund’s election on Form N-18F-1, Fund Company agrees that it will treat as a “shareholder” each shareholder that holds Fund shares through the Account, provided that Schwab provides to Fund Company, upon request, the name or account number, number of Fund shares and other relevant Information for each such shareholder. Fund Company acknowledges that treatment of Schwab as the sole shareholder of Fund shares held in the Account for purposes of applying the limits in Rule 18f-1 Under the 1940 Act would be inconsistent with the intent of Rule 18f-1 and the Fund’s election on Form N-18F-1 and could unfairly prejudice shareholders that hold Fund shares through the Account.
          i. Suspension Of Purchases. Upon notice to Fund Company, Schwab may suspend purchases by any or all segments of MFMP investors of any or all classes of Fund shares made available through the MFMP for any period of time.
          j. New Processing Systems. Fund Company agrees to cooperate to the extent possible with Schwab as Schwab develops and seeks to implement new processing systems for the MFMP.
          k. Redemption Fees. Schwab agrees to impose and remit any redemption fees on redemptions of Fund shares, subject to the notice requirements set forth in this provision and Fund Company’s agreement with the terms and conditions set forth in Schwab’s Redemption Fee Instruction Form, as provided by Schwab and as may be revised by Schwab from time to time.
               (i) Fund Company shall provide to Schwab a completed and executed Redemption Fee Instruction Form 45 Business Days prior to (a) the effective date of such redemption fee or (b) the effective date of any change to such redemption fee. In the event any such completed and executed Redemption Fee Instruction Form is provided to Schwab less than 45 Business Days prior to the effective date of any redemption fee or prior to the effective

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Form 6v4
date of any change to a redemption fee, Fund Company agrees that Schwab shall have 45 Business days in which to implement the redemption fee or change to the redemption fee on its systems and to impose such redemption fee on redemptions of Fund shares through Schwab. Schwab shall use its best efforts to implement the redemption fee or change the redemption fee on it systems as soon as possible but in no event later than 45 Business Days following receipt of a completed and executed Redemption Fee Instruction Form. In no event shall Schwab be responsible for imposing any redemption fee and subsequently remitting such redemption fee to Fund Company if Schwab has not received a completed and executed Redemption Fee Instruction Form, as set forth above.
               (ii) Fund Company acknowledges that Schwab shall rely solely on the information provided to it by Fund Company in the completed and executed Redemption Fee Instruction Form in imposing redemption fees on redemptions of Fund shares through the MFMP. In the event Fund Company cannot meet the terms and conditions set forth in the Redemption Fee Instruction Form, as may be required to ensure that application of the redemption fee is consistent with any Schwab operational or systems limitations, then the parties agree to temporarily suspend purchases of such Fund shares through the MFMP until such time as either (a) Fund Company can meet the Redemption Fee Instruction Form terms and conditions or (b) Schwab’s operations and/or systems can support application of the redemption fee.
          1. Restrictions on Redemptions or Round Trips. Fund Company agrees that the information Schwab customarily makes available to fund companies participating in Schwab’s Mutual Fund Marketplace related to purchases and redemptions effected by investors through Schwab is sufficient for Fund Company to determine if an investor has exceeded the permitted number of redemptions or round trips in the Funds. If at any time Fund Company concludes that the information Schwab provides is no longer sufficient for the Fund Company to make such determinations, Fund Company shall in writing (i) notify Schwab that it has taken steps necessary to ensure that the Funds can apply any redemption or round trip limits consistent with the Funds’ prospectus, and/or (ii) instruct Schwab to suspend purchases of the Funds through Schwab’s Mutual Fund Marketplace until such time as the Funds can apply any redemption or round trip limits consistent with the Funds’ prospectus. The parties agree that Schwab is not obligated to make information available to the fund beyond what Schwab customarily makes available or is otherwise required to make available by applicable laws, rules or regulations.